Exhibit 3.1

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PRICED IN CORP

Priced In Corp, a Nevada corporation (the “Corporation”), does hereby certify as follows:

FIRST:  The name of the Corporation is Priced In Corp.  The original Articles of Incorporation of the Corporation were filed with the Secretary of State of the State of Nevada on November 23, 2010 under the name Streamline Resources, Inc.  The name of the Corporation was subsequently changed to Priced In Corp, pursuant to a Certificate of Amendment filed on April 24, 2012.

SECOND:  In an action taken by written consent by the Board of Directors of the Corporation, a resolution was duly adopted, subject to stockholders approval, to amend and restate the Articles of Incorporation of the Corporation.  The stockholders duly approved and adopted these First Amended and Restated Articles of Incorporation by written consent in accordance with the laws of the state of Nevada.

THIRD:  The Articles of Incorporation of the Corporation, as amended, are hereby amended and restated in their entirety to read as follows:

ARTICLE I
NAME OF CORPORATION

The name of the corporation is Priced In Corp.

ARTICLE II
REGISTERED AGENT FOR SERVICE OF PROCESS

The Corporation’s commercial registered agent is InCorp Services, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any legal purpose and to do all other things incidental thereto.

ARTICLE IV
AUTHORIZED STOCK

SECTION 1.    Authorized Stock. The total number of shares of capital stock which may be issued by the Corporation is two hundred twenty million (220,000,000), of which:

(i)           Two Hundred Million (200,000,000) shall be common stock, par value of $.0001 per share (the “Common Stock”); and

(ii)          Twenty Million (20,000,000) shall be preferred stock, par value of $.0001 per share (the “Preferred Stock”).

SECTION 2.    Common Stock.  Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of the stockholders.

SECTION 3.    Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

FOURTH:  The vote by which the stockholders holding shares in the Corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation, have voted in favor of the amendments is as follows:

Number of Shares Outstanding	Number of Shares Voting in Favor of Amendments
12,750,000 shares of Common Stock	9,500,000 shares of Common Stock

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The undersigned authorized officer of the Corporation has executed these First Amended and Restated Articles of Incorporation, certifying that the facts herein stated are true, this 30th day of September, 2014.

/s/ Jay Lasky Jay Lasky President